Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

Board of Directors

Velocity Asset Management, Inc.


We consent to the incorporation by reference in the registration statement on Form S-8 of Velocity Asset Management, Inc. of our report dated April 12, 2005, except Notes 2, 11 and 15 which are as of May 20, 2005 related to the CONSOLIDATED balance sheets of Velocity Asset Management, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related CONSOLIDATED statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report is included in the December 31, 2004 annual report on Form 10-KA of Velocity Asset Management, Inc.



/s/ Cowan and Gunteski & Co., P.A.

Toms River, New Jersey


May 20, 2005